Exhibit 99.1
Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Max Tunnicliff, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS FOURTH-QUARTER AND FULL-YEAR 2017 RESULTS; PROVIDES 2018 GUIDANCE

•
GAAP earnings per diluted share were $4.70 for the full year, primarily driven by a one-time non-cash charge related to tax reform, while ongoing earnings per diluted share(1) (non-GAAP), which exclude tax reform impact, were $13.74.

•	Global price/mix actions and fixed cost reduction initiatives are progressing ahead of expectations.

•	The North America region reported strong operating margin of 11.8 percent, a 60 basis point improvement compared to the same prior-year period.

•	Cash provided by operating activities improved $61 million to $1.3 billion, and free cash flow(3) improved $77 million to $707 million, compared to the prior year.

•	In 2018, the Company expects to deliver GAAP earnings per diluted share of $12.45 to $13.45 and ongoing earnings per diluted share(1) of $14.50 to $15.50.

•	Also in 2018, the Company expects to generate cash provided by operating activities of approximately $1.7 billion to $1.8 billion and free cash flow(3) of approximately $1.0 billion to $1.1 billion.

•	The Company returned a record $1.1 billion to shareholders for the full year and plans to continue repurchasing common stock throughout 2018.
BENTON HARBOR, Mich., January 24, 2018 - Whirlpool Corporation (NYSE: WHR) announced today fourth-quarter GAAP operating profit of $267 million, or 4.7 percent of sales, compared to $341 million, or 6.0 percent of sales, in the same prior-year period. Fourth-quarter ongoing operating profit(2) was $392 million, or 6.9 percent of sales, compared to $431 million, or 7.6 percent of sales, in the same prior-year period. On a GAAP and ongoing basis, the favorable impacts of cost productivity, product price/mix and restructuring benefits were more than offset by unfavorable raw material inflation and unit volume declines.

“Our unique global strategic position, coupled with favorable macro-economic conditions, gives us strong confidence towards our long-term value creation goals," said Marc Bitzer,

chief executive officer of Whirlpool Corporation. "The solid fourth-quarter exit run rates, and faster than anticipated progress on price/mix and fixed cost reduction, are very encouraging in that respect.”

Fourth-quarter net sales were $5.7 billion, an increase of 1 percent compared to the same prior-year period. Excluding the impact of currency, sales decreased 1.6 percent.

Fourth-quarter GAAP net loss was $(268) million, or $(3.69) per diluted share, including a one-time non-cash charge of approximately $420 million related to tax reform, compared to GAAP net earnings of $180 million, or $2.36 per diluted share, reported for the same prior-year period. Fourth-quarter ongoing earnings per diluted share(1) were $4.10 compared to $4.33 in the same prior-year period.

For the full year, net sales were $21.3 billion compared to $20.7 billion in 2016. Excluding the impact of currency, sales increased 1.5 percent. Full-year GAAP operating profit was $1.1 billion, or 5.3 percent of sales, compared to $1.4 billion, or 6.6 percent of sales, in the prior year. Full-year ongoing operating profit(2) was $1.5 billion, or 6.8 percent of sales, compared to $1.6 billion, or 7.8 percent of sales, in the prior year. GAAP net earnings per diluted share were $4.70, compared to $11.50 in the prior year. GAAP net earnings per diluted share in 2017 were adversely impacted by a one-time non-cash charge of approximately $420 million related to tax reform. Ongoing earnings per diluted share(1) were $13.74, compared to $14.06 in the prior year.

For the twelve months ended December 31, 2017, Whirlpool Corporation reported cash provided by operating activities of $1.3 billion compared to $1.2 billion in the same prior-year period. The Company reported free cash flow(3) of $707 million for 2017 compared to $630 million in the prior year.

FOURTH-QUARTER REGIONAL REVIEW

Whirlpool North America

Whirlpool North America reported fourth-quarter net sales of $3.1 billion, in-line with the same prior-year period. Excluding the impact of currency, sales decreased 0.8 percent.

The region reported fourth-quarter operating profit of $368 million, or 11.8 percent of sales, compared to $349 million, or 11.2 percent of sales, in the same prior-year period. During the quarter, favorable product price/mix more than offset raw material inflation.

Whirlpool Europe, Middle East and Africa

Whirlpool Europe, Middle East and Africa reported fourth-quarter net sales of $1.4 billion, an increase of 1.5 percent compared to the same prior-year period. Excluding the impact of currency, sales decreased 5.6 percent.

The region reported fourth-quarter GAAP operating profit of $4 million, or 0.3 percent of sales, compared to GAAP operating profit of $17 million, or 1.3 percent of sales, in the same prior-year period. Ongoing segment operating profit(4) was $4 million, or 0.3 percent of sales, compared to $45 million, or 3.3 percent of sales, in the same prior-year period. During the quarter, unfavorable product price/mix and raw material inflation more than offset favorable cost productivity and restructuring benefits.

Whirlpool Latin America

Whirlpool Latin America reported fourth-quarter net sales of $905 million, compared to $860 million in the same prior-year period, an increase of 5.2 percent. Excluding the impact of currency, sales increased 4.4 percent.

The region reported fourth-quarter operating profit of $64 million, or 7.1 percent of sales, compared to $71 million, or 8.3 percent of sales, in the same prior-year period. During the quarter, raw material inflation was partially offset by cost productivity and the sale and monetization of certain tax credits.

Whirlpool Asia

Whirlpool Asia reported fourth-quarter net sales of $333 million, compared to $352 million in the same prior-year period. Excluding the impact of currency, sales decreased 8.3 percent.

The region reported a fourth-quarter GAAP operating loss of $(1) million, or (0.4) percent of sales, compared to GAAP operating profit of $18 million, or 4.9 percent of sales, in the same prior-year period. Ongoing segment operating loss(4) was $(1) million, or (0.4) percent of sales, compared to ongoing segment operating profit(4) of $19 million, or 5.3 percent of sales, in the same prior-year period. On a GAAP and ongoing basis, favorable impacts from product price/mix were more than offset by unit volume declines and raw material inflation.

OUTLOOK

For the full-year 2018, the Company expects to generate cash from operating activities of approximately $1.7 billion to $1.8 billion and free cash flow(3) of approximately $1.0 billion to $1.1 billion. Included in this guidance are restructuring cash outlays of up to $300 million, pension contributions of $35 million and, with respect to free cash flow(3), capital spending of approximately $675 million.

For the full-year 2018, Whirlpool Corporation expects GAAP earnings per diluted share of $12.45 to $13.45 and ongoing earnings per diluted share(1) of $14.50 to $15.50.

“We are confident that our cost reduction initiatives and global price/mix will be a catalyst for significant margin improvements in the coming year,” said Jim Peters, chief financial officer of Whirlpool Corporation. “As a result, we expect to achieve our cash conversion goal and continue returning strong levels of cash to shareholders.”

(1) A reconciliation of ongoing earnings per diluted share, a non-GAAP financial measure, to reported net earnings per diluted share available to Whirlpool and other important information, appears below.
(2) A reconciliation of ongoing operating profit, a non-GAAP financial measure, to reported operating profit and other important information, appears below.
(3) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by (used in) operating activities and other important information, appears below.
(4) A reconciliation of ongoing segment operating profit (loss), a non-GAAP financial measure, to reported segment operating profit (loss) and other important information, appears below.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the number one major appliance manufacturer in the world, with approximately $21 billion in annual sales, 92,000 employees and 70 manufacturing and technology research centers in 2017. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major brand names in nearly every country throughout the world. Additional information about the company can be found at whirlpoolcorp.com, or find us on Twitter at @WhirlpoolCorp.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and raw material prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool's ability to maintain or increase sales to significant trade customers and the ability of these trade customers to maintain or increase market share; (3) Whirlpool's ability to maintain its reputation and brand image; (4) the ability of Whirlpool to achieve its business plans, productivity improvements, and cost control objectives, and to leverage its global operating platform, and accelerate the rate of innovation; (5) Whirlpool's ability to obtain and protect intellectual property rights; (6) acquisition and investment-related risks, including risks associated with our past acquisitions, and risks associated with our increased presence in emerging markets; (7) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from political, legal and economic instability; (8) information technology system failures, data security breaches, network disruptions, and cybersecurity attacks; (9) product liability and product recall costs; (10) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (11) our ability to attract, develop and retain executives and other qualified employees; (12) the impact of labor relations; (13) fluctuations in the cost of key materials (including steel, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (14) Whirlpool’s ability to manage foreign currency fluctuations; (15)  inventory and other asset risk; (16)  the uncertain global economy and changes in economic conditions which affect demand for our products; (17)  health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans; (18) litigation, tax, and legal compliance risk and costs, especially if materially different from the amount we expect to incur or have accrued for, and any disruptions caused by the same; (19) the effects and costs of governmental investigations or related actions by third parties; and (20) changes in the legal and regulatory environment including environmental, health and safety regulations.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The number one major appliance manufacturer in the world is based on most recently available publicly reported annual revenues among leading appliance manufacturers.

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
FOR THE PERIODS ENDED DECEMBER 31
(Millions of dollars, except per share data)

	Three Months Ended		Twelve Months Ended
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$5,702	$5,656	$21,253	$20,718
Expenses
Cost of products sold	4,717	4,696	17,651	17,026
Gross margin	985	960	3,602	3,692
Selling, general and administrative	566	545	2,112	2,080
Intangible amortization	27	17	79	71
Restructuring costs	125	57	275	173
Operating profit	267	341	1,136	1,368
Other (income) expense
Interest and sundry (income) expense	18	(10)	87	93
Interest expense	40	43	162	161
Earnings before income taxes	209	308	887	1,114
Income tax expense	481	122	550	186
Net earnings (loss)	(272)	186	337	928
Less: Net earnings (loss) available to noncontrolling interests	(4)	6	(13)	40
Net earnings (loss) available to Whirlpool	$(268)	$180	$350	$888
Per share of common stock
Basic net earnings (loss) available to Whirlpool	$(3.74)	$2.40	$4.78	$11.67
Diluted net earnings (loss) available to Whirlpool	$(3.69)	$2.36	$4.70	$11.50
Weighted-average shares outstanding (in millions)
Basic	71.5	75.2	73.3	76.1
Diluted	72.5	76.3	74.4	77.2

WHIRLPOOL CORPORATION
CONSOLIDATED BALANCE SHEETS
AT DECEMBER 31
(Millions of dollars)

	2017	2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,196	$1,085
Accounts receivable, net of allowance of $157 and $185, respectively	2,665	2,711
Inventories	2,988	2,623
Prepaid and other current assets	1,086	920
Total current assets	7,935	7,339
Property, net of accumulated depreciation of $6,825 and $6,055, respectively	4,033	3,810
Goodwill	3,118	2,956
Other intangibles, net of accumulated amortization of $476 and $387, respectively	2,591	2,552
Deferred income taxes	2,013	2,154
Other noncurrent assets	315	342
Total assets	$20,005	$19,153
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,797	$4,416
Accrued expenses	641	649
Accrued advertising and promotions	853	742
Employee compensation	414	390
Notes payable	450	34
Current maturities of long-term debt	376	560
Other current liabilities	941	871
Total current liabilities	8,472	7,662
Noncurrent liabilities
Long-term debt	4,392	3,876
Pension benefits	1,029	1,074
Postretirement benefits	352	334
Other noncurrent liabilities	632	479
Total noncurrent liabilities	6,405	5,763
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 112 million and 111 million shares issued, and 71 million and 74 million shares outstanding, respectively	112	111
Additional paid-in capital	2,739	2,672
Retained earnings	7,352	7,314
Accumulated other comprehensive loss	(2,331)	(2,400)
Treasury stock, 41 million and 37 million shares, respectively	(3,674)	(2,924)
Total Whirlpool stockholders’ equity	4,198	4,773
Noncontrolling interests	930	955
Total stockholders’ equity	5,128	5,728
Total liabilities and stockholders’ equity	$20,005	$19,153

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIODS ENDED DECEMBER 31
(Millions of dollars)

	Twelve Months Ended
	2017	2016
	(Unaudited)
Operating activities
Net earnings	$337	$928
Adjustments to reconcile net earnings to cash provided by (used in) operating activities:
Depreciation and amortization	654	655
Changes in assets and liabilities:
Accounts receivable	160	(291)
Inventories	(229)	(18)
Accounts payable	180	37
Accrued advertising and promotions	76	46
Accrued expenses and current liabilities	(263)	46
Taxes deferred and payable, net	239	(116)
Accrued pension and postretirement benefits	(58)	(43)
Employee compensation	36	(38)
Other	132	(3)
Cash provided by operating activities	1,264	1,203
Investing activities
Capital expenditures	(684)	(660)
Proceeds from sale of assets and business	61	63
Change in restricted cash	66	24
Purchase of held to maturity securities	(173)	—
Proceeds from held to maturity securities	113	—
Investment in related businesses	(35)	(12)
Other	(3)	(3)
Cash used in investing activities	(655)	(588)
Financing activities
Proceeds from borrowings of long-term debt	691	1,012
Repayments of long-term debt	(564)	(522)
Net proceeds from short-term borrowings	367	55
Dividends paid	(312)	(294)
Repurchase of common stock	(750)	(525)
Purchase of noncontrolling interest shares	(5)	(25)
Common stock issued	34	26
Other	(14)	(5)
Cash used in financing activities	(553)	(278)
Effect of exchange rate changes on cash and cash equivalents	55	(24)
Increase in cash and cash equivalents	111	313
Cash and cash equivalents at beginning of period	1,085	772
Cash and cash equivalents at end of period	$1,196	$1,085

SUPPLEMENTAL INFORMATION - CONSOLIDATED FINANCIAL STATEMENTS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing" measures, including ongoing operating profit (loss), ongoing operating margin, earnings before interest and taxes (EBIT), EBIT margin, ongoing EBIT, ongoing EBIT margin, ongoing earnings, ongoing earnings per diluted share, ongoing segment operating profit (loss), ongoing segment operating margin, ongoing segment EBIT, ongoing segment EBIT margin, sales excluding currency, ongoing net sales and free cash flow. Ongoing measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing operations and provide a better baseline for analyzing trends in our underlying businesses. Sales excluding foreign currency is calculated by translating the current period net sales, in functional currency, to U.S. dollars using the prior-year period’s exchange rate compared to the prior-year period net sales. Management believes that sales excluding foreign currency provides stockholders with a clearer basis to assess our results over time, excluding the impact of exchange rate fluctuations. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations.The Company provides free cash flow related metrics, such as free cash flow as a percentage of net sales, as long-term management goals, not an element of its annual financial guidance, and as such does not provide a reconciliation of free cash flow to cash provided by (used in) operating activities, the most directly comparable GAAP measure, for these long-term goal metrics. Any such reconciliation would rely on market factors and certain other conditions and assumptions that are outside of the company’s control. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance, and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP financial measures, provide a more complete understanding of our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These ongoing financial measures should not be considered in isolation or as a substitute for reported operating profit (loss), net earnings available to Whirlpool per diluted share, net earnings, net earnings available to Whirlpool, net sales, reported operating profit (loss) by segment, and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. GAAP net earnings available to Whirlpool per diluted share and ongoing earnings per diluted share are presented net of tax, while individual adjustments in each reconciliation are presented on a pre-tax basis; the income tax impact line item aggregates the tax impact for these adjustments. The tax impact of individual line item adjustments may not foot precisely to the aggregate income tax impact amount, as each line item adjustment may include non-taxable components. Prior-period comparisons have been recast to reflect the tax impact of adjustments as a single adjustment. Historical quarterly earnings per share amounts are presented based on a normalized tax rate adjustment to reconcile quarterly tax rates to full-year tax rate expectations. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Fourth-Quarter 2017 Ongoing Operating Profit, Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing operating profit, ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended December 31, 2017. Ongoing operating margin is calculated by dividing ongoing operating profit (loss) by net sales. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our fourth-quarter adjusted effective tax rate of 11.3%.

	Three Months Ended
	December 31, 2017
	Operating profit	Earnings before interest & taxes(5)	Earnings per diluted share
Reported GAAP measure	$267	$249	$(3.69)
Restructuring expense(a)	125	125	1.72
Income tax impact	—	—	(0.19)
Normalized tax rate adjustment(b)	—	—	6.26
Ongoing measure	$392	$374	$4.10

Earnings Before Interest & Taxes Reconciliation:

Net earnings (loss) available to Whirlpool	$(268)
Net earnings (loss) available to noncontrolling interests	(4)
Income tax expense (benefit)	481
Interest expense	40
Earnings before interest & taxes(5)	$249

Note: Numbers may not reconcile due to rounding

Fourth-Quarter 2016 Ongoing Operating Profit, Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing operating profit, ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended December 31, 2016. Ongoing operating margin is calculated by dividing ongoing operating profit by net sales. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our fourth-quarter adjusted effective tax rate of 7.5%.

	Three Months Ended
	December 31, 2016
	Operating profit	Earnings before interest & taxes(5)	Earnings per diluted share
Reported GAAP measure	$341	$351	$2.36
Restructuring expense(a)	57	57	0.75
Acquisition related transition costs	33	34	0.45
Legacy product warranty and liability expense	—	(29)	(0.37)
Income tax impact	—	—	(0.07)
Normalized tax rate adjustment(b)	—	—	1.21
Ongoing measure	$431	$413	$4.33

Earnings Before Interest & Taxes Reconciliation:

Net earnings available to Whirlpool	$180
Net earnings available to noncontrolling interests	6
Income tax expense (benefit)	122
Interest expense	43
Earnings before interest & taxes(5)	$351

Note: Numbers may not reconcile due to rounding

Ongoing Segment Operating Profit (Loss)

The reconciliation provided below reconciles the non-GAAP financial measure ongoing segment operating profit (loss) with the most directly comparable GAAP financial measure, reported segment operating profit (loss), for the three months ended December 31, 2017. Ongoing segment operating margin is calculated by dividing ongoing segment operating profit (loss) by segment net sales.

	Three Months Ended
	December 31, 2017
	Segment operating profit (loss)	Restructuring expense(a)	Ongoing segment operating profit (loss)
North America	$368	$—	$368
EMEA	4	—	4
Latin America	64	—	64
Asia	(1)	—	(1)
Other/Eliminations	(168)	125	(43)
Total Whirlpool Corporation	$267	$125	$392

The reconciliation provided below reconciles the non-GAAP financial measure ongoing segment operating profit (loss) with the most directly comparable GAAP financial measure, reported segment operating profit (loss), for the three months ended December 31, 2016. Ongoing segment operating margin is calculated by dividing ongoing segment operating profit (loss) by segment net sales.

	Three Months Ended
	December 31, 2016
	Segment operating profit (loss)	Restructuring expense(a)	Acquisition related transition costs	Ongoing segment operating profit (loss)
North America(c)	$349	$—	$—	$349
EMEA	17	—	28	45
Latin America(c)	71	—	—	71
Asia	18	—	1	19
Other/Eliminations(c)	(114)	57	4	(53)
Total Whirlpool Corporation	$341	$57	$33	$431

Note: Numbers may not reconcile due to rounding

Full-Year 2017 Ongoing Operating Profit, Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing operating profit, ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ended December 31, 2017. Ongoing operating margin is calculated by dividing ongoing operating profit (loss) by ongoing net sales. Ongoing EBIT margin is calculated by dividing ongoing EBIT by ongoing net sales. Ongoing net sales excludes $(32) million primarily related to an adjustment for trade promotion accruals in prior periods. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our full-year tax rate of 14.7%.

	Twelve Months Ended
	December 31, 2017
	Operating profit	Earnings before interest & taxes(5)	Earnings per diluted share
Reported GAAP measure	$1,136	$1,049	$4.70
Restructuring expense(a)	275	275	3.70
Out-of-period adjustment(d)	40	40	0.27
Income tax impact	—	—	(0.56)
Normalized tax rate adjustment(b)	—	—	5.63
Ongoing measure	$1,451	$1,364	$13.74

Earnings Before Interest & Taxes Reconciliation:

Net earnings available to Whirlpool	$350
Net earnings (loss) available to noncontrolling interests	(13)
Income tax expense (benefit)	550
Interest expense	162
Earnings before interest & taxes(5)	$1,049

Note: Numbers may not reconcile due to rounding

Full-Year 2016 Ongoing Operating Profit, Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing operating profit, ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ended December 31, 2016. Ongoing operating margin is calculated by dividing ongoing operating profit by net sales. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our full-year tax rate of 16.6%.

	Twelve Months Ended
	December 31, 2016
	Operating profit	Earnings before interest & taxes(5)	Earnings per diluted share
Reported GAAP measure(c)	$1,368	$1,275	$11.50
Restructuring expense(a)	173	173	2.24
Acquisition related transition costs	82	86	1.11
Legacy product warranty and liability expense	3	(23)	(0.30)
Income tax impact	—	—	(0.49)
Ongoing measure	$1,626	$1,511	$14.06

Earnings Before Interest & Taxes Reconciliation:

Net earnings available to Whirlpool	$888
Net earnings (loss) available to noncontrolling interests	40
Income tax expense (benefit)	186
Interest expense	161
Earnings before interest & taxes(5)	$1,275

Note: Numbers may not reconcile due to rounding

Full-Year 2018 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ending December 31, 2018. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our anticipated full-year tax rate in the mid 20's.

	Twelve Months Ending
	December 31, 2018
	Earnings before interest & taxes(5)	Earnings per diluted share
Reported GAAP measure(c)	$1,445	$12.45 - $13.45
Restructuring expense(a)	200	2.76
Income tax impact		(0.71)
Ongoing measure	$1,645	$14.50 - $15.50

(5) Earnings Before Interest & Taxes (EBIT) is a non-GAAP measure. Whirlpool does not provide a forward-looking quantitative reconciliation of EBIT to the most directly comparable GAAP financial measure, net earnings available to Whirlpool, because the net earnings available to noncontrolling interests item of such reconciliation -- which has historically represented a relatively insignificant amount of Whirlpool's overall net earnings -- implicates Whirlpool's projections regarding the earnings of Whirlpool's non wholly-owned subsidiaries and joint ventures that cannot be quantified precisely or without unreasonable efforts.

Note: Numbers may not reconcile due to rounding

Footnotes:

a.
RESTRUCTURING EXPENSE - During the fourth quarter of 2014, we completed the acquisition of Indesit S.p.A., which, due to its size, materially changed our European footprint. In 2016 and 2017, these costs are primarily related to Indesit restructuring and creating a more streamlined and efficient European operation, and also relate to certain other unique restructuring events. In 2018, these costs are primarily related to Indesit restructuring and Embraco plant closure in Italy, and also relate to certain other unique restructuring events.

b.
NORMALIZED TAX RATE ADJUSTMENT - During the fourth quarter of 2017 and 2016, we calculated ongoing diluted EPS using an adjusted tax rate of 11.3% and 7.5%, respectively, to reconcile our full-year effective tax rates of 14.7% and 16.6%, respectively. Normalized tax rate adjustment for full-year 2017 includes a one-time non-cash charge of approximately $420 million related to tax reform.

c.
ADOPTION OF NEW ACCOUNTING STANDARDS - In 2017, the FASB issued ASU No. 2017-07, "Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost". The guidance in ASU 2017-07 requires that the service cost component of net periodic benefit cost for pension and postretirement benefits is recorded in the same income statement line items as other employee compensation costs arising from services rendered during the period. Service cost is included in cost of products sold and selling, general and administrative expense. The other components of net periodic pension cost and postretirement benefits cost (other components of net periodic cost) are recorded in interest and sundry (income) expense in 2017. We retrospectively adopted the new accounting standard. For the full year ended December 31, 2016, the reclassification of other components of net periodic cost, from cost of products sold and selling, general and administrative expense to interest and sundry (income) expense was approximately $14 million. For the three months ended December 31, 2016, the reclassification of other components of net periodic cost, from cost of products sold and selling, general and administrative expense to interest and sundry (income) expense was approximately $6 million.

d.
OUT-OF-PERIOD ADJUSTMENT - During the year, we finalized our prior period recorded adjustments in our Asia operating segment primarily related to out-of-period trade promotion accruals. The 2017 total impact of these out-of-period adjustments was a decrease to net sales of approximately $35 million and an increase to other operating expenses of approximately $8 million, before tax. These adjustments resulted in a decrease to net earnings available to Whirlpool of approximately $16 million and a decrease of $0.22 in diluted earnings per share.

Free Cash Flow

As defined by the Company, free cash flow is cash provided by (used in) operating activities after capital expenditures, proceeds from the sale of assets and businesses and changes in restricted cash. The reconciliation provided below reconciles twelve months ended December 31, 2017 and 2016 and projected 2018 full-year free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

	Twelve Months Ended December 31,
(millions of dollars)	2017	2016	2018 Outlook
Cash provided by (used in) operating activities	$1,264	$1,203	$1,675 - $1,775
Capital expenditures, proceeds from sale of assets/businesses and change in restricted cash*	(557)	(573)	~(675)
Free cash flow	$707	$630	$1,000 - $1,100

Cash used in investing activities**	$(655)	$(588)
Cash provided by financing activities**	$(553)	$(278)

*The change in restricted cash relates to the private placement funds paid by Whirlpool to acquire majority control of Whirlpool China (formerly Hefei Sanyo) and which are used to fund capital and technical resources to enhance Whirlpool China’s research and development and working capital, as required by the terms of the Hefei Sanyo acquisition completed in October 2014.

**Financial guidance on a GAAP basis for cash provided by (used in) financing activities and cash provided by (used in) investing activities has not been provided because in order to prepare any such estimate or projection, the company would need to rely on market factors and certain other conditions and assumptions that are outside of its control.

# # #